EXHIBIT 10.2

Addendum to the Advisory Agreement

This addendum, dated May 4, 2015, forms part of the original advisory agreement entered into by the Truxmart Ltd. (the "Company") and Belair Capital Partners, Inc. ("Belair") The information below summarizes the salient terms and conditions agreed to by the parties to this Addendum.

1)	Joseph J Duggan Chairman and CEO, and 100% shareholder of Belair originally entered into an advisory agreement that provided for a monthly fee of $5,000.00 month. Given that there was significantly more time allocated to this project than anticipated due to the complexities of all the relevant cross border tax, accounting, regulatory and compliance issues, it was agreed to amend the agreement to an hourly billing.

2)	The specifics of the mandate and work performed are detailed in the main agreement.

3)	The billing is charges at $250.00 per hour. Belair, and Stevaper Holdings Inc., on behalf of Belair, has accumulated 1200 hours of unpaid billings

4)	It has been agreed to by the parties that Belair will waive its right of payment in exchange for and will accept shares in the aggregate amount representing 4.99% of the issued and outstanding shares as full and final settlement of the accrued fees owing to Belair as the Company does not have the resources to pay the fees and is further agreed that Belair will accept the shares at the same prices that the Company sold to investors in February of 2015, pursuant to Rule 506(b)

5)	As previously mentioned, Stevaper Holdings Inc. has also provided services to the Company, on behalf of Belair, and, therefore, Belair and Stevaper Holdings Inc. agree to share equally in the settlement of the aforementioned 4.99% of the issued and outstanding shares of the Company.

6)	It has been further agreed that the stock is issued on the basis that it will have full Piggy Back registration rights.

Agreed to by Belair Capital Partners Inc. - Joseph J Duggan, CEO

/s/ Joseph J. Duggan

With authority to bind the company

Agreed to by Stevaper Holdings Inc. - William Car, CEO

/s/ William Car

With authority to bind the Company

Acknowledged and accepted by Steven Rossi, CEO

/s/ Steven Rossi

With authority to bind the Company